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September 19, 1997                                                  Exhibit 23.3


Board of Trustees
The Warwick Savings Bank
18 Oakland Avenue
Warwick, New York 10990

Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro") in the Application for Conversion on Form 86-AC filed by The Warwick Savings Bank, and any amendments thereto, for permission to convert to a stock savings institution and references to the Conversion Valuation Appraisal Report ("Report") and the valuation of The Warwick Savings Bank provided by FinPro, and our opinion regarding subscription rights filed as an exhibit to the applications referred to below. We also consent to the use of our firm's name and the inclusion of, summary of and references to our Report in the Form S-1 Registration Statement filed by Warwick Community Bancorp, Inc., and any amendments thereto, the Application for Conversion on Form 86-AC filed by The Warwick Savings Bank, and any amendments thereto, and the notice and Application for Conversion for The Warwick Savings Bank, Wilmington, Delaware filed by The Warwick Savings Bank and any amendments thereto.


                                    Very Truly Yours,
                                    FinPro, Inc.

                                    /s/ Donald J. Musso
                                    ----------------------
                                    Donald J. Musso

Liberty Corner, New Jersey
September 19, 1997